AKAMAI TECHNOLOGIES, INC.
8 CAMBRIDGE CENTER
CAMBRIDGE, MA 02142

August 7, 2012

Mr. Paul Sagan
5 Sunset Ridge
Lexington, MA 02421

Re: Amendment to Employment Agreement

Dear Paul:

In accordance with Section 9 of your July 22, 2010 Employment Agreement with Akamai Technologies, Inc. (the “Company”), the following sets forth certain amendments thereto.

Subsection (iii) of Section 5(c) is hereby amended in its entirety to read as follows:

notwithstanding anything to the contrary in any current or future grant agreement governing the award of restricted stock units or similar equity awards and in no way diminishing your existing rights under any such agreement, you shall be entitled to (A) 100% vesting of all unvested restricted stock units (other than those restricted stock units or similar equity awards that vest only upon the achievement of performance targets based on periods of one year or longer (e.g., your 3-year cumulative performance based-vesting RSUs) (“Long-Term Performance RSUs”)) held by you on the date of termination and (B) pro-rated vesting of any then-unvested Long-Term Performance RSUs as follows: the number of Long-Term Performance RSUs that vest shall be equal to 100% of the then-outstanding number of unvested Long-Term Performance RSUs issuable upon achievement of target level performance of applicable metrics, pro rated based on the percentage of the vesting period that has elapsed as of the closing date of the Change of Control since the grant date of the Long-Term Performance RSUs (e.g., if the closing date of the Change of Control were April 1, 2020 and the vesting date for a three year vesting period was October 1, 2021, then the number of Long-Term Performance RSUs that vest would be 50% of the Long-Term Performance RSUs that would vest at target performance (18 months/36 months = 50%))(provided that no termination of employment following the Change of Control shall be required for the Long-Term Performance RSUs described in (B) to vest); and

Section 5(i) is hereby amended in its entirety to read as follows:

Any payments or benefits to be paid under this Section 5 (other than under Section 5(c)) shall be paid within sixty (60) days after the date of your termination, provided you (or, in the event of your death, an authorized representative of your estate) have executed the separation agreement providing for a release of claims and such release has become effective within such 60 days; provided that if such the last day of such sixty day period occurs in the calendar year after the calendar year of termination, the payments and benefits shall be made no earlier than January 1 of such subsequent calendar year. Any payments or benefits to be paid under Section 5(c) shall be paid within five days after the date of your termination and vesting acceleration shall be effective immediately upon termination of employment. Any payments under this Section 5 (or any other payments to be made to you under any other agreement with the Company on the account of your termination of employment) shall also be subject to Appendix A attached hereto. Any payments under this Letter Agreement shall be paid less applicable withholdings for taxes and other deductions required by law.

Section 5A, entitled “Golden Parachute Excise Taxes,” is hereby deleted in its entirety such that the gross up payment provisions therein shall no longer apply.

Except as set forth herein, the terms of the Employment Agreement, as previously amended, remain in full force and effect, without amendment. Please sign below to indicate your acceptance of the terms of this amendment to your Employment Agreement.

Very truly yours,

AKAMAI TECHNOLOGIES, INC.

By: /s/ Melanie Haratunian
__________________________________
Melanie Haratunian
SVP - General Counsel

I accept the foregoing amendment to my Employment Agreement with the Company.

___ /s/ Paul Sagan __________________
Paul Sagan

Date: August 8, 2012